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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2008

Huntsman Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Huntsman Way Salt Lake City, Utah		84108
(Address of principal executive offices)		(Zip Code)

(801) 584-5700
Registrant's telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On October 26, 2008, Huntsman Corporation (the "Company") accepted revised proposals (the "New Backstop Commitment") from certain stockholders of the Company who had previously agreed to make cash payments to the Company in an aggregate amount of approximately $230.2 million (the "Prior Backstop Commitment"), as reported on the Company's Current Report on Form 8-K filed on September 12, 2008. The New Backstop Commitment is in substantially the same form as the Prior Backstop Commitment except that:

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  the aggregate payment made pursuant to the New Backstop Commitment has increased to approximately $446.5 million; and

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  the payment of the New Backstop Commitment is further conditioned on Apollo Management, L.P. or its applicable affiliates contributing an aggregate of $750 million or more of new equity ($210 million in addition to the $540 million commitment announced by Hexion on October 9, 2008) to Hexion Specialty Chemicals, Inc. at or prior to the consummation of the merger (the "Merger") between the Company and Hexion.

        As with the Prior Backstop Commitment, the stockholders under the New Backstop Commitment will receive no equity, debt or other securities or payments in return for their payments. The stockholders' obligations to make the cash payments are still subject to, among other things, the Merger being consummated on the terms provided in the current merger agreement on or prior to November 2, 2008 and that at least $186,233,986 in cash payments be made by other stockholders pursuant to similar backstop commitments.

        A copy of the New Backstop Commitment accepted by the Company is attached hereto as Exhibit 10.1.

Item 9.01.    Financial Statements and Exhibits.

  (d)
  Exhibits

Number	Description of Exhibits
10.1	Huntsman Corporation's Acceptance of Backstop Commitment dated October 26, 2008, among the Company and certain stockholders.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION
/s/ TROY KELLER TROY KELLER Assistant Secretary

Dated: October 28, 2008

 EXHIBIT INDEX

Number	Description of Exhibits
10.1	Huntsman Corporation's Acceptance of Backstop Commitment dated October 26, 2008, among the Company and certain stockholders.

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX